Exhibit (a)(1)(A)

VMWARE, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer and withdrawal rights will expire at 2:00 p.m., Pacific Time, on September 9, 2008, unless extended.

By this Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”), VMware, Inc., which we refer to in this document as “we,” “us” or “VMware,” is giving each Eligible Optionholder (defined below) the opportunity to exchange voluntarily Eligible Options (defined below) for New Options (defined below) that will represent the right to purchase the same number of shares at an exercise price equal to the closing price of our Class A common stock on the New York Stock Exchange (“NYSE”) on the grant date of the New Options, as described herein, or as this Exchange Offer may be amended.

You are an “Eligible Optionholder” if you are an employee of VMware who is employed by us in the United States on the date that the Exchange Offer commences, you continue to be employed by us in the United States through the Expiration Date (defined below) of the Exchange Offer and you hold one or more Eligible Options. If during the Exchange Offer or at any time on or prior to the Expiration Date you cease for any reason to be a VMware employee in the United States, including if your employment with us terminates due to your voluntary resignation, termination of your employment by VMware, your retirement, or your death, you will cease to be an Eligible Optionholder. In addition, even if you are an Eligible Optionholder throughout the Exchange Offer period, you will not be eligible to receive a New Option unless you continue to be a VMware employee in the United States through the New Option grant date. The grant date of the New Options will be the trading day immediately following the Expiration Date of the Exchange Offer. Executive officers, members of VMware’s Board of Directors, employees employed in countries outside of the United States, and all consultants, former employees and retirees are not eligible to participate in the Exchange Offer.

All Eligible Options were granted under, and all New Options will be granted under, the VMware, Inc. 2007 Equity and Incentive Plan (the “2007 Equity and Incentive Plan”). Other than as described in this Exchange Offer, all terms applicable to the New Options will be the same as those that applied to the surrendered Eligible Options.

If you are an Eligible Optionholder and your VMware stock option grants were granted at any time between September 1, 2007 and August 1, 2008 under our 2007 Equity and Incentive Plan, then those options are “Eligible Options” that you may elect to exchange in this offer. However, VMware will not accept for exchange any options tendered under this offer that have an exercise price that is equal to or below the closing price of our Class A common stock on the NYSE on the Expiration Date (defined below).

The “Expiration Date” of the Exchange Offer is 2:00 p.m., Pacific Time, on September 9, 2008 (unless the offer period is extended).

If you choose to participate in this Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, you will receive new stock options covering the same number of shares (“New Options”) that will have substantially the same terms and conditions as the Eligible Options you surrendered, except that:

•

The exercise price per share for your New Options will be equal to the closing price of our Class A common stock on the NYSE on the grant date of the New Options, which will be the trading day immediately following the date on which the Exchange Offer expires.

•

Each New Option granted in the Exchange Offer will vest and become exercisable on the same schedule that originally applied to the surrendered Eligible Option to which the New Option relates, but that schedule will start over again based on the grant date of the New Option under the Exchange Offer.

•

Each New Option will expire on the sixth anniversary of the grant date of the New Option. This means that even though the Eligible Options and the New Options have six-year terms, the scheduled expiration date of the New Options will occur after the scheduled expiration dates of the Eligible Options because the New Options will have a later grant date.

The commencement date of this Exchange Offer will be August 11, 2008. We are making this Exchange Offer upon the terms and subject to the conditions described in this Exchange Offer document and in the related election form distributed with this Exchange Offer document. You are not required to accept this Exchange Offer. If you hold more than one Eligible Option and you tender one Eligible Option in this Exchange Offer, you do not need to tender any other Eligible Options you may hold. You may not, however, tender an Eligible Option for less than all of the shares subject to the Eligible Option. Eligible Options properly tendered in this offer and accepted by us for exchange will be cancelled following the expiration of the Exchange Offer and the New Options will be granted as of the trading day immediately following the Expiration Date of this Exchange Offer.

See “Risk Factors” beginning on page 10 for a discussion of risks and uncertainties that you should consider before tendering your Eligible Options.

Shares of our Class A common stock are quoted on the NYSE under the symbol “VMW.” On August 7, 2008, the closing price of our Class A common stock as reported on the NYSE was $34.68 per share. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to elect to participate in the Exchange Offer. In particular, we recommend that you obtain market quotations for our Class A common stock on the Expiration Date so you can determine whether it is appropriate for you to participate in the Exchange Offer before your decision to participate or not becomes irrevocable.

You should direct questions about the Exchange Offer or requests for assistance to:

UBS Financial Services Inc.

The Greco Group

Phone: 1-860-727-1515

Elizabeth Moore, Stock Plan Manager

VMware, Inc.

Phone: (650) 842-8841

E-Mail: emoore@vmware.com

Gary Wells, Stock Administrator

VMware, Inc.

Phone: (650) 427-5153

E-Mail: gwells@vmware.com

The following documents and forms relating to this Exchange Offer are also available on the Stock Administration page of our internal website at https://vmshare.vmware.com/finance/stock:

•	Highlights of the VMware, Inc. Exchange Offer;

•	Election Form;

•	Notice of Withdrawal; and

•	UBS Availability: Locations and Times schedule.

IMPORTANT

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the Election Form accompanying this Exchange Offer document and deliver the properly completed and signed document to UBS Financial Services Inc. (“UBS”) so that UBS receives it before 2:00 p.m., Pacific Time, on September 9, 2008 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Facsimile

UBS

Attention: The Greco Group

Facsimile: (860) 547-1997

By Email

Email a scanned or PDF copy to: SH-WMUS-VMWExchange@ubs.com

By Hand Delivery

Please see the “UBS Availability: Locations and Times” schedule which details where and when a UBS representative will be available on site for you to drop off your Election Form.

You do not need to return your stock option agreements for your Eligible Options to be exchanged in this Exchange Offer.

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this Exchange Offer, including without limitation, the condition that our stockholders approve the proposal relating to this Exchange Offer at our Special Meeting of Stockholders scheduled for September 9, 2008. Neither we nor our Board of Directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your Eligible Options in the Exchange Offer. You must make your own decision whether to tender any or all of your Eligible Options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Options for New Stock Options document and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of this Exchange Offer document where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

The following questions are answered in this Summary Term Sheet:

Q1. What questions are answered in this Summary Term Sheet?	1
Q2. Why is VMware making this Exchange Offer?	1
Q3. Who is eligible to participate in the Exchange Offer?	2
Q4. Who is not eligible to participate in the Exchange Offer?	2
Q5. What options are eligible to be tendered in the Exchange Offer?	2
Q6. How many shares will be subject to a New Option that I receive in the Exchange Offer?	2
Q7. How will New Options be priced?	2
Q8. What vesting will apply to the New Options?	3
Q9. What term will apply to the New Options?	3
Q10. What other terms and conditions will apply to my New Options?	3
Q11. What are the conditions of this Exchange Offer?	3
Q12. If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?	4
Q13. What happens to my New Options if I cease to provide services to VMware?	4
Q14. Must I participate in this Exchange Offer?	4
Q15. How should I decide whether or not to exchange my Eligible Options for New Options?	4
Q16. Are there risks that I should consider in deciding whether to exchange my Eligible Options?	4
Q17. What happens if VMware’s stock price increases during the Exchange Offer?	4
Q18. If the exercise price of the New Options is higher than the exercise price of the Eligible Options I exchanged, can I revert back to my original Eligible Options with their original exercise price?	5
Q19. Why can’t you just grant Eligible Optionholders more options?	5
Q20. How do I find out how many Eligible Options I have and what their exercise prices are?	5
Q21. Can I exchange option grants that I have already fully exercised?	5
Q22. May I exchange both the vested and unvested portions of an Eligible Option?	5
Q23. Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?	5
Q24. Can I exchange a portion of an Eligible Option?	5
Q25. Can I exchange fewer than all my Eligible Options?	5
Q26. What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?	6
Q27. What if my employment with VMware ends before the Expiration Date of the Exchange Offer or before the grant date of the New Options?	6
Q28. Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?	6
Q29. What happens if, after the grant date of the New Options, my New Options end up being underwater again?	6
Q30. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?	6
Q31. If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?	6
Q32. How long do I have to decide whether to participate in this Exchange Offer?	6
Q33. Can the Exchange Offer be extended, and if so, how will I know if it is extended?	7
Q34. If the Exchange Offer is extended, how will the extension affect the date on which New Options will be granted?	7
Q35. How do I tender my Eligible Options for exchange?	7
Q36. When and how can I withdraw previously tendered Eligible Options?	8
Q37. How will I know whether you have received my Election Form or my Notice of Withdrawal?	8
Q38. What will happen if I do not return my Election Form by the deadline?	8
Q39. What if I have any questions regarding this Exchange Offer?	8

Q2. Why is VMware making this Exchange Offer?

We are proposing this program because the recent and substantial decline in the market price of our Class A common stock has reduced the performance and retention incentives provided by our equity award programs for employees, in particular those hired following our initial public offering (“IPO”) who hold Eligible Options that have exercise prices higher than the current fair market value of our Class A common stock. We believe that our best course of action in managing this circumstance is to maintain the size of our employees’ equity award positions but to replace Eligible Options with New Options, with exercise prices reflecting the current fair market value of our stock, and to re-start the vesting periods that apply to these New Options.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3. Who is eligible to participate in the Exchange Offer?

All employees of VMware who are employed by us in the United States on the date that the Exchange Offer commences, who continue to be employed by us in the United States through the Expiration Date of the Exchange Offer and who hold one or more Eligible Options are eligible to participate in the Exchange Offer. However, even if you are an Eligible Optionholder throughout the Exchange Offer period, you will not be eligible to receive a New Option unless you continue to be a VMware employee in the United States through the New Option grant date. The grant date for the New Options will be the trading day immediately following the Expiration Date of the Exchange Offer.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4. Who is not eligible to participate in the Exchange Offer?

Executive officers, members of our Board of Directors, employees employed in countries outside of the United States and all consultants, former employees and retirees are not eligible to participate in the Exchange Offer. In addition, if on the grant date of the New Options, an employee of VMware in the United States who was an Eligible Optionholder as of the date the Exchange Offer commenced is no longer, or at any time during the period of the Exchange Offer was not, an employee of VMware in the United States for any reason, including retirement, termination, voluntary resignation, layoff or death, that person will not be an Eligible Optionholder and will not be eligible to tender Eligible Options for exchange, or to receive New Options.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q5. What options are eligible to be tendered in the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to exchange outstanding Eligible Options to purchase shares of our Class A common stock for New Options. Eligible Options are options held by Eligible Optionholders that were granted at any time between September 1, 2007 and August 1, 2008 under our 2007 Equity and Incentive Plan. However, we will not accept for exchange any options tendered under the Exchange Offer that have an exercise price that is equal to or below the closing price of our Class A common stock on the NYSE on the Expiration Date.

See Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”) and Q7 below for more information.

Q6. How many shares will be subject to a New Option that I receive in the Exchange Offer?

Each New Option granted following the conclusion of the Exchange Offer will cover the same number of shares of our Class A common stock as the surrendered Eligible Option to which the New Option relates. In other words, we are offering to replace Eligible Options with New Options on a one-to-one share basis.

Q7. How will New Options be priced?

All New Options granted following the conclusion of the Exchange Offer will have an exercise price equal to the closing price of our Class A common stock on the NYSE on the grant date, which will be the trading day immediately following the Expiration Date of the Exchange Offer. The Exchange Offer will expire at 2:00 p.m. on September 9, 2008, unless extended by VMware.

We cannot predict the exercise price per share of the New Options. We recommend that you obtain current market quotations for our Class A common stock before deciding whether to tender your Eligible Options. In particular, we recommend that you obtain market quotations for our Class A common stock on the Expiration Date so you can determine whether it is appropriate for you to participate in the Exchange Offer before your decision to participate or not becomes irrevocable.

See Section 7 (“Price Range of Our Class A Common Stock”) for information concerning our historical common stock prices. Please also see Q12 (“If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?”) for more information on the timing of the Exchange Offer and Q36 (“When and how can I withdraw previously tendered Eligible Options?”) for information concerning the procedure to withdraw previously tendered Eligible Options.

Q8. What vesting will apply to the New Options?

Each New Option granted in the Exchange Offer will vest and become exercisable in a manner that re-starts the full vesting period that applied to the surrendered Eligible Option to which the New Option relates. Our Eligible Optionholders currently hold Eligible Options that vest as to twenty-five percent of the underlying option shares on the first anniversary of the grant date and as to equal monthly installments of the remaining option shares over the next thirty-six months so that the option will be vested in full, assuming satisfaction of service conditions, on the fourth anniversary of the grant date of the option. A New Option granted upon cancellation of an Eligible Option will vest as to twenty-five percent of the New Option shares on the first anniversary of the grant date of the New Option and as to equal monthly installments of the remaining New Option shares over the following thirty-six months so that the New Option will be vested in full, assuming satisfaction of service conditions, on the fourth anniversary of the grant date of the New Option.

You should keep in mind that if you exchange Eligible Options for New Options and you cease providing services to us before the shares subject to the New Options vest, you will forfeit any unvested portion of your New Options, even if the Eligible Options that you surrendered to receive the New Options were vested at the time the Eligible Options were surrendered.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) for more information.

Q9. What term will apply to the New Options?

Each New Option will expire on the sixth anniversary of the grant date of the New Option (unless it expires earlier in accordance with its terms). This means that even though the Eligible Options and the New Options have six-year terms, the scheduled expiration date of the New Options will occur after the scheduled expiration dates of the Eligible Options because the New Options will have a later grant date. For example, if your Eligible Option was granted on September 24, 2007, it is scheduled to expire in 2013 on the sixth anniversary of the date of grant of the Eligible Option. If that Eligible Option is exchanged for a New Option, and the New Option is granted of September 10, 2008, then the New Option will be scheduled to expire in 2014 on the sixth anniversary of the date of grant of the New Option.

See Section 8 (“Source and Amount of Consideration; Terms of New Options”) and “Risk Factors” for more information.

Q10. What other terms and conditions will apply to my New Options?

All New Options will be granted under our 2007 Equity and Incentive Plan which is the same plan under which all Eligible Options were granted. All terms applicable to the New Options will be the same as those that applied to the surrendered Eligible Options, except that the exercise price of the New Options will be equal to the closing price of our Class A common stock on the NYSE on the grant date of the New Options, the four-year vesting schedule of the New Options will start as of the grant date of the New Options and the New Options will expire on the sixth anniversary of the grant date of the New Options.

Q11. What are the conditions of this Exchange Offer?

This Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this Exchange Offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”), including the condition that the proposal to conduct this option exchange program is approved by our stockholders at our Special Meeting of Stockholders scheduled for September 9, 2008. If the proposal is not approved, we will not be able to go forward with this Exchange Offer or accept any of the Eligible Options that may have been tendered. This Exchange Offer is not conditioned upon a minimum number of Eligible Options being tendered or a minimum number of Eligible Optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occur, we may terminate, extend or amend this Exchange Offer at any time prior to the expiration of the Exchange Offer.

Q12. If I participate in this Exchange Offer and my tendered options are accepted, when will I receive my New Options?

We will cancel all properly tendered Eligible Options following the expiration of the Exchange Offer. The grant date of the New Options will be the first trading day after the Expiration Date. For example, if the Exchange Offer terminates on the scheduled Expiration Date, which is September 9, 2008, then we will accept and cancel all properly tendered Eligible Options, and the New Option grant date will be September 10, 2008. If the period of the Exchange Offer is extended, then the cancellation and the New Option grant date will be similarly extended.

Promptly after we cancel Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating that we have accepted the tendered Eligible Options for exchange and the grant date of the New Options. You will also be able to access your New Option agreements following the New Option grant date by logging into your UBS OneSource account. For administrative processing reasons, you may not be able to access your New Option agreements for several weeks following the grant date of the New Options.

Q13. What happens to my New Options if I cease to provide services to VMware?

The New Options will be treated in the same manner as the Eligible Options would have been treated when an employee ceases to provide continuous service to VMware. Generally, if an Eligible Optionholder ceases to provide services to us, any New Option held by such optionholder will not continue to vest and any unvested portion of the New Option will be cancelled as of the Eligible Optionholder’s date of termination. Any vested, unexercised portion of the New Option will generally be exercisable for 90 days after termination. However, if your employment is terminated for Cause (as defined in the New Option agreement), your New Option will terminate immediately upon notice of such termination (including as to vested shares). Additionally, a longer post-termination period applies in the event of your death or disability.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of VMware. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

Q14. Must I participate in this Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all your options, including your Eligible Options, and will not receive any New Options under the Exchange Offer. No changes will be made to the terms of your current options.

Q15. How should I decide whether or not to exchange my Eligible Options for New Options?

VMware is providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from VMware is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Q16. Are there risks that I should consider in deciding whether to exchange my Eligible Options?

Yes. Exchanging your Eligible Options does have some risks. You should carefully review the discussion in the “Risk Factors” section that appears after this Summary Term Sheet.

Q17. What happens if VMware’s stock price increases during the Exchange Offer?

If our stock price increases during the Exchange Offer, you may decide that you do not want to participate in the Exchange Offer. Once you have submitted an Election Form, you will need to follow the procedures described in Section 4 (“Withdrawal Rights”) to withdraw your previous election. If the closing stock price of our Class A common stock on the NYSE is equal to or higher than the exercise price of your Eligible Option on the expiration date of the Exchange Offer, September 9, 2008 (or a later date if the Exchange Offer is extended), we will not accept your Eligible Option for exchange. In this event, no action on your part will be required to withdraw your tender. You will not have to submit a Notice of Withdrawal, you will continue to hold your Eligible Option which will not be cancelled and a New Option will not be issued to you in exchange.

Q18. If the exercise price of the New Options is equal to or higher than the exercise price of the Eligible Options I exchanged, can I revert back to my original Eligible Options with their original exercise price?

No. Once your Eligible Options have been surrendered for exchange, it is not possible to re-grant them. The fair market value of VMware’s Class A common stock on the grant date of the New Options cannot be predicted at this time, and it is possible that your New Options may have a higher exercise price than your Eligible Options (see the “Risk Factors” that appear after this Summary Term Sheet). Although VMware will not accept an Eligible Option for exchange if its exercise price is equal to or lower than the closing price of our Class A common stock on the NYSE on the expiration date of the Exchange Offer, September 9, 2008 (or a later date if the Exchange Offer is extended), the exercise price for a New Option will not be determined until the trading day immediately following the Expiration Date. If the closing price of our Class A common stock on the Expiration Date is less than the exercise price of your Eligible Option, but then increases such that the closing price on the grant date of the New Option exceeds the exercise price of your Eligible Option, then you will receive a New Option with an exercise price greater than your Eligible Option. Therefore, we advise you to carefully follow the trading price of our Class A common stock during the Exchange Offer. In particular, we recommend that you obtain market quotations for our Class A common stock on the Expiration Date so you can determine whether it is appropriate for you to participate in the Exchange Offer before your decision to participate or not becomes irrevocable.

Q19. Why can’t you just grant Eligible Optionholders more options?

The Exchange Offer allows us to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their out-of-the-money options. Granting more options would also increase our overhang of outstanding stock options and would more quickly exhaust the current pool of shares available for future grant of options or other equity awards under our 2007 Equity and Incentive Plan.

Q20. How do I find out how many Eligible Options I have and what their exercise prices are?

You can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging into your UBS OneSource account at www.ubs.com/onesource/vmw.

Q21. Can I exchange option grants that I have already fully exercised?

No. This Exchange Offer applies only to outstanding Eligible Options, meaning those options as to which some or all of the shares have not yet been exercised. An option grant that has been fully exercised is no longer outstanding.

Q22. May I exchange both the vested and unvested portions of an Eligible Option?

Yes. You may exchange both the vested and unvested portions of an Eligible Option. In fact if you desire to exchange an Eligible Option, you must exchange the entire Eligible Option, whether or not it is vested or unvested. See Q24 (“Can I exchange a portion of an Eligible Option?”). None of the Eligible Options are scheduled to vest before September 9, 2008, the scheduled expiration date of the Exchange Offer. It is possible that a portion of an Eligible Option will become vested if VMware extends the Exchange Offer beyond September 9, 2008.

Q23. Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

None of the Eligible Options are scheduled to be exercisable before September 9, 2008, the scheduled expiration date of the Exchange Offer. It is possible that a portion of an Eligible Option will become exercisable if VMware extends the Exchange Offer beyond September 9, 2008. In that case, if you previously exercised an Eligible Option in part, the remaining unexercised portion of the Eligible Option can be exchanged under this Exchange Offer.

Q24. Can I exchange a portion of an Eligible Option?

No. An Eligible Optionholder who desires to participate in the Exchange Offer must surrender an entire Eligible Option and will not be given the opportunity to surrender only a portion of an Eligible Option.

Q25. Can I exchange fewer than all my Eligible Options?

Yes. An Eligible Optionholder who holds more than one Eligible Option need not surrender every Eligible Option he or she holds but may make a participation decision on an Eligible Option-by-Eligible Option basis.

Q26. What if I am on an authorized leave of absence on the date of this Exchange Offer or on the grant date of the New Options?

Any Eligible Optionholders who are on an authorized leave of absence will be able to participate in this Exchange Offer. If you tender your Eligible Options and you are on an authorized leave of absence on the grant date of the New Options, you will be entitled to receive New Options on the grant date as long as all eligibility requirements are still met.

Q27. What if my employment with VMware ends before the Expiration Date of the Exchange Offer or before the grant date of the New Options?

If you have tendered Eligible Options under this Exchange Offer and you cease providing services to us for any reason, including retirement, termination, voluntary resignation, layoff or death, before the Exchange Offer expires, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms. Even if you are an Eligible Optionholder throughout the Exchange Offer period, you will not be eligible to receive a New Option unless you continue to be a VMware employee in the United States through the New Option grant date and have not received or submitted a notice of termination on or before the New Option grant date.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of VMware. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date of the New Options or thereafter.

Q28. Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the New Options. However the tax consequences of the Exchange Offer are not entirely certain.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all Eligible Optionholders who may consider exchanging their Eligible Options to meet with their own tax advisors with respect to the federal, state and local tax consequences of participating in this Exchange Offer.

Q29. What happens if, after the grant date of the New Options, my New Options end up being underwater again?

The Exchange Offer is a one-time opportunity because the proposal before our stockholders to approve this Exchange Offer only authorizes a single exchange. We can provide no assurance as to the possible price of our Class A common stock at any time in the future. We have no plans to offer optionholders another opportunity to exchange underwater options for replacement options.

Q30. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in this Exchange Offer?

This Exchange Offer will have no effect on Eligible Options that you choose not to tender or on Eligible Options that are not accepted for exchange in this Exchange Offer.

Q31. If I tender Eligible Options in this Exchange Offer, am I giving up my rights to them?

Yes. When you tender your Eligible Options and we accept them for exchange, those Eligible Options will be cancelled and you will no longer have any rights to them.

Q32. How long do I have to decide whether to participate in this Exchange Offer?

This Exchange Offer expires at 2:00 p.m., Pacific Time, on September 9, 2008. No exceptions will be made to this deadline, unless we formally extend the offer period.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q33. Can the Exchange Offer be extended, and if so, how will I know if it is extended?

Although we do not currently intend to do so, we may, in our sole discretion, extend at any time the offer period, resulting in a later expiration date of this Exchange Offer as well as a later grant date for New Options. In addition, we will extend the Exchange Offer to the extent required by applicable law if we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, increase or decrease the amount of consideration offered for the Eligible Options, increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer, or waive a material condition of this Exchange Offer. If we extend this Exchange Offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q34. If the Exchange Offer is extended, how will the extension affect the date on which New Options will be granted?

If we extend the Exchange Offer and you elect to participate in it, you must properly tender any Eligible Options you wish to exchange before the expiration of the extended offer period. Your properly tendered Eligible Options will be accepted and canceled, and your New Options will be granted on the trading date immediately after the extended expiration date. If you properly tender your Eligible Options prior to the extension of the Exchange Offer and do not subsequently withdraw your tender, then your existing tender remains effective and there is no need to re-tender your Eligible Options after we extend the Exchange Offer. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration of the Exchange Offer.

Q35. How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder on the date that you choose to tender your Eligible Options, you may tender your Eligible Options at any time before this Exchange Offer expires at 2:00 p.m., Pacific Time, on September 9, 2008. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration of the Exchange Offer.

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form to UBS Financial Services Inc. by one of the following methods:

By Facsimile

UBS

Attention: The Greco Group

Facsimile: (860) 547-1997

By Email

Email a scanned or PDF copy to: SH-WMUS-VMWExchange@ubs.com

By Hand Delivery

Please see the “UBS Availability: Locations and Times” schedule which details where and when a UBS representative will be available on site for you to drop off your Election Form.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until UBS receives a properly completed and signed Election Form. UBS must receive your properly completed and signed Election Form before 2:00 p.m., Pacific Time, on September 9, 2008. If you miss this deadline, you will not be permitted to participate in this Exchange Offer. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration of the Exchange Offer.

You are responsible for making sure that the Election Form is delivered to the person and in the manner indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that UBS receives your Election Form on time. If you do not receive a confirmation of receipt of your Election Form from UBS via email within two business days after the date you submitted the Election Form to UBS, or if you submit your Election Form less than two business days before September 9, 2008, please contact UBS by phone at (860) 727-1515 or by email at SH-WMUS-VMWExchange@ubs.com to confirm that they have received your Election Form.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this Exchange Offer, we expect to accept all properly tendered option grants with an exercise price greater than the closing stock price of our Class A common stock on the NYSE on September 9, 2008.

See Section 3 (“Procedures for Tendering Eligible Options”) for more information.

Q36. When and how can I withdraw previously tendered Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 2:00 p.m., Pacific Time, on September 9, 2008. If we extend the Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Exchange Offer.

To withdraw tendered Eligible Options, you must deliver to UBS a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered Eligible Options. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Q35 above.

If you miss this withdrawal deadline and remain an Eligible Optionholder, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal UBS receives before the Expiration Date and time.

You are responsible for making sure that the Notice of Withdrawal is delivered to UBS. You must allow for delivery time based on the method of delivery that you choose to ensure that UBS receives your Notice of Withdrawal on time.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from UBS via e-mail within two business days after the date you submitted it to UBS, or if you submit your Notice of Withdrawal less than two business days before September 9, 2008, please contact UBS, by phone at (860) 727-1515 or by email at SH-WMUS-VMWExchange@ubs.com to confirm that UBS has received your Notice of Withdrawal.

Once you have withdrawn Eligible Options, you may re-tender Eligible Options only by again following the procedures described for validly tendering option grants in this Exchange Offer as discussed in Q35 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q37. How will I know whether you have received my Election Form or my Notice of Withdrawal?

UBS will send you an email to confirm receipt of your Election Form or Notice of Withdrawal within two business days after UBS receives it. However, it is your responsibility to ensure that UBS receives your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Date of the Exchange Offer.

If you do not receive a confirmation of receipt of your Election Form or Notice of Withdrawal from UBS via e-mail within two business days after the date you submitted it to UBS, or if you submit your Election Form or Notice of Withdrawal less than two business days before September 9, 2008, please contact UBS, by phone at (860) 727-1515 or by email at SH-WMUS-VMWExchange@ubs.com to confirm that UBS has received your Election Form or Notice of Withdrawal.

Q38. What will happen if I do not return my Election Form by the deadline?

If UBS does not receive your Election Form by the deadline, then all Eligible Options held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in this Exchange Offer, you do not need to do anything.

Q39. What if I have any questions regarding this Exchange Offer?

You should direct questions about this Exchange Offer to:

The Greco Group

Phone: 1-860-727-1515

Elizabeth Moore, Stock Plan Manager

VMware, Inc.

Phone: (650) 842-8841

E-Mail: emoore@vmware.com

Gary Wells, Stock Administrator

VMware, Inc.

Phone: (650) 427-5153

E-Mail: gwells@vmware.com

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in this Exchange Offer. If you submit an Election Form indicating your decision to participate in the Exchange Offer prior to the Expiration Date of the Exchange Offer, you should consider these risks and uncertainties on or just prior to the Expiration Date so that based upon circumstances at that time you can determine whether it is appropriate for you to withdraw from participating in the Exchange Offer before it is too late to withdraw. See Q36 above with respect to when your ability to withdraw from participating in the Exchange Offer will cease.

Risks Related to This Exchange Offer

Any New Option you receive in the Exchange Offer will be subject to additional vesting than the vesting that applies to the related Eligible Option you are surrendering. This means that you will be vested in fewer option shares under your New Option and that if your employment with us terminates during that new vesting period, or if the New Option otherwise terminates under certain circumstances prior to your being fully vested in it, you might have been better off if you had continued holding the Eligible Option rather than exchanging it for a New Option.

If you elect to participate in this Exchange Offer, the vesting of each New Option issued to you will be subject to the full four-year vesting schedule that originally applied to the surrendered Eligible Option when it was granted to you. This means that you will be required to continue working for VMware for four years after the date on which your New Option is granted in order to be fully vested in the New Option. During the first year following the grant date of the New Option, you will not be vested as to any of the New Option shares. If your employment terminates for any reason during the first year following the New Option grant date, you will forfeit the entire New Option. If your employment terminates for any reason between the first anniversary of the New Option grant date and the fourth anniversary of such grant date, you will forfeit the then-unvested portion of your New Option. The unvested portion of your New Option may terminate under certain other circumstances prior to its being fully vested, including if VMware were to be acquired within the four years following the New Option grant date.

You should carefully consider the relative benefit to you of the vesting your Eligible Options have already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an Eligible Option you surrendered in the Exchange Offer, you could conclude that it would have been preferable to have retained the Eligible Option with its higher price and greater amount of accrued vesting rather than have tendered it for the new lower-priced New Option with re-started vesting.

Nothing in this Exchange Offer should be construed to confer upon you the right to remain an employee of VMware. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the New Options or thereafter.

If VMware’s stock price increases on the grant date of the New Options, you might receive New Options with an exercise price that is higher than the exercise price of your cancelled Eligible Options.

Although the purpose of the Exchange Offer is to allow employees to receive New Options with lower exercise prices than their existing Eligible Options, we cannot control or predict the market price of our Class A common stock, which trades on the NYSE. The closing price of our Class A common stock on the NYSE changes daily and has been highly volatile in the recent past. Even if you do not make your final determination on whether to tender your Eligible Options until the Expiration Date of the Exchange Offer, currently scheduled for September 9, 2008, the exercise price of your New Option will still likely vary from the value on the date that you make your decision about participating and it may be higher than the market price on the Expiration Date.

We will not accept for exchange any options tendered under this Exchange Offer that have an exercise price that is equal to or below the closing price of our Class A common stock on the NYSE on the Expiration Date of the Exchange Offer. However, we will not grant New Options until the trading day immediately following the Expiration Date, and the exercise price for the New Options will be the closing price of our Class A common stock on the NYSE on that first trading day after the Expiration Date. Therefore, you should pay careful attention to the fair market value of our Class A common stock traded on the NYSE as the Exchange Offer proceeds. It is possible that, if our stock price increases on the grant date of the New Options, the exercise price for the New Option you receive may be higher than the exercise price of the Eligible Option you surrender in the Exchange Offer. You will then be in the position of holding a New Option with a higher exercise price than the Eligible Option you surrendered, and you could conclude that it would have been preferable to have retained the Eligible Option rather than have tendered it for the New Option. For example, if the closing price of our Class A common stock on the Expiration Date is $38.00 per share, and you surrender and we accept an Eligible Option with a $38.50 per share exercise price, and then VMware’s Class A common stock appreciates to $40.00 per share on the grant date for the New Options, your New Option will have an exercise price that is $1.50 per share higher than the exercise price that applied to your surrendered Eligible Option.

Once you have tendered your Eligible Option for exchange and we have accepted it upon completion of the Exchange Offer, there will be no way to return to you your surrendered Eligible Option even if the grant date closing price of our stock does exceed the exercise price of your surrendered Eligible Option.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Exchange Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Class A Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and also the other information provided in this Exchange Offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your Eligible Options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this Exchange Offer, we are making an offer to Eligible Optionholders to exchange some or all of their Eligible Options that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Options”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the Expiration Date of this Exchange Offer for New Options with an exercise price per share equal to the closing price of our Class A common stock on the NYSE on the grant date, which will be the trading day immediately following the Expiration Date of the Exchange Offer (the “Market Price”).

“Eligible Options” are VMware stock option grants held by Eligible Optionholders that were granted at any time between September 1, 2007 and August 1, 2008 under our 2007 Equity and Incentive Plan. However, we will not accept for exchange any options tendered under this offer that have an exercise price that is equal to or below the closing price of our Class A common stock on the NYSE on the Expiration Date.

An “Eligible Optionholder” is a person who is an employee of VMware who is employed by us in the United States on the date that the Exchange Offer commences, who continues to be employed by us in the United States through the Expiration Date of the Exchange Offer and who holds one or more Eligible Options. If during the Exchange Offer or at any time on or prior to the Expiration Date the person ceases for any reason to be a VMware employee in the United States, including due to voluntary resignation, termination of employment by VMware, retirement or death, the person will cease to be an Eligible Optionholder. In addition, even if the person is an Eligible Optionholder throughout the Exchange Offer period, he or she will not be eligible to receive a New Option unless he or she continues to be a VMware employee in the United States through the New Option grant date. The grant date of the New Options will be the trading day immediately following the Expiration Date of the Exchange Offer. Executive officers, members of VMware’s Board of Directors, employees employed in countries outside of the United States and all consultants, former employees and retirees are not eligible to participate in the Exchange Offer.

You will not be eligible to receive New Options if you cease to be an Eligible Optionholder for any reason on or prior to the grant date of the New Options, including retirement or death. An employee who is on an authorized leave of absence, and is otherwise an Eligible Optionholder as of the date the Exchange Offer commences and through the grant date of the New Options, will be eligible to tender Eligible Options in this Exchange Offer. If you tender your Eligible Options and they are accepted and cancelled in this Exchange Offer and you are on an authorized leave of absence on the New Option grant date, you will be entitled to receive New Options on that date as long as you are otherwise eligible to participate in our 2007 Equity and Incentive Plan. Leave (including vacation and short-term leave) is considered “authorized” if it was approved in accordance with the policies and practices of VMware in its sole discretion. However, an employee who resigns or receives a “Notice of Termination” (as defined below) at any time before the grant date of the New Options is not eligible to receive New Options.

For purposes of this Exchange Offer, an employee will have received a “Notice of Termination” if the employee has received a written notice that VMware intends to take the steps necessary to end the employee’s employment relationship or, in accordance with local laws, the employee has received an offer, has filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the employee’s employment relationship with VMware. If you are currently considered an “at-will” employee, this Exchange Offer does not change that status, and your employment may be terminated by us or by you at any time, including before the Exchange Offer expires, for any reason, with or without cause.

Each “New Option” will have substantially the same terms and conditions as the Eligible Options you surrender except that:

•

The exercise price per share for your New Option will be equal to the closing price of our Class A common stock on the NYSE on the grant date for the New Option, which will be the trading day immediately following the Expiration Date of the Exchange Offer.

•

Each New Option granted in the Exchange Offer will vest and become exercisable on the same schedule that originally applied to the surrendered Eligible Option to which the New Option relates, but that schedule will start over again based on the grant date of the New Options under the Exchange Offer.

•

Each New Option will expire on the sixth anniversary of the grant date of the New Option. This means that even though the Eligible Options and the New Options have six-year terms, the scheduled expiration date of the New Options will occur after the scheduled expiration dates of the Eligible Options because the New Options will have a later grant date.

Each New Option will be a non-qualified stock option. See Section 13 (“Material United States Tax Consequences”) for more information about non-qualified stock options.

This Exchange Offer is scheduled to expire at 2:00 p.m., Pacific Time, on September 9, 2008, referred to as the Expiration Date of the Exchange Offer, unless and until we, in our sole discretion, extend the Expiration Date of the Exchange Offer or we are required to extend the Expiration Date because we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, increase or decrease the amount of consideration offered for the Eligible Options, increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer or waive a material condition of the Exchange Offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this Exchange Offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF VMWARE. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS, EVEN IF THE ELIGIBLE OPTIONS THAT YOU SURRENDERED TO RECEIVE THE NEW OPTIONS WERE VESTED AT THE TIME THE ELIGIBLE OPTIONS WERE SURRENDERED.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical, managerial and administrative employees to implement our strategic initiatives, expand and develop our business and satisfy customer needs. Competition for these types of employees, particularly in the software and high-tech industry, is intense, and many companies use stock options as a means of attracting, motivating and retaining their employees. Stock options constitute a key part of our incentive and retention programs because our Board of Directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. Because of the sharp increase in our stock price during the months immediately following our IPO, followed by the decline in our stock price over recent months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our Class A common stock. For example, on July 31, 2008, the closing price of our Class A common stock on the NYSE was $35.85 per share and the weighted-average exercise price of Eligible Options was $70.92 per share. Consequently, as of July 31, 2008, all of the Eligible Options were “underwater,” meaning that the exercise price of the outstanding stock option exceeded the market price of our Class A common stock.

This circumstance has caused our Board of Directors to conclude that we may be at risk of losing key contributors across our workforce because we do not currently have sufficient compensation programs in place to incentivize, retain and ensure the commitment of many of our employees.

Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our Class A common stock. As a result, for many employees, these options are at risk of becoming ineffective at providing the incentives and retention value that our Board of Directors believes are necessary to motivate our employees to achieve our strategic, operational and financial goals.

In addition to providing key incentives to our employees, the Exchange Offer is also designed to benefit our stockholders by providing us better retention tools for those of our key contributors hired after our IPO due to the re-started vesting periods for the New Options. We have hired approximately 32% of our current U.S. workforce since our IPO. As of the date of this Exchange Offer, all of these new members of our workforce who were granted Eligible Options hold underwater options. A substantial number of these new employees might seek employment with another company if their options remain underwater. The cost of replacing such a significant fraction of our workforce could be substantial.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Options.

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date of the Exchange Offer. The Expiration Date of the Exchange Offer is currently scheduled for 2:00 p.m., Pacific Time, on September 9, 2008. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration date of the Exchange Offer.

An Eligible Optionholder who desires to participate in the Exchange Offer must surrender an entire Eligible Option and will not be given the opportunity to surrender only a portion of an Eligible Option. An Eligible Optionholder who holds more than one Eligible Option need not surrender every Eligible Option he or she holds but may make a participation decision on an Eligible Option-by-Eligible Option basis.

Proper Tender of Eligible Options. To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder and must not have received nor given a notice of termination prior to the Expiration Date of the Exchange Offer.

If you wish to tender any or all of your Eligible Options for exchange, you must properly complete and sign the Election Form and deliver the properly completed and signed document to UBS so that UBS receives it before 2:00 p.m., Pacific Time, on September 9, 2008 (or such later date as may apply if this Exchange Offer is extended), by one of the following means:

By Facsimile

UBS

Attention: The Greco Group

Facsimile: (860) 547-1997

By Email

Email a scanned or PDF copy to: SH-WMUS-VMWExchange@ubs.com

By Hand Delivery

Please see the “UBS Availability: Locations and Times” schedule which details where and when a UBS representative will be available on site for you to drop off your Election Form.

The Election Form must be signed by the Eligible Optionholder who tendered the Eligible Option exactly as the Eligible Optionholder’s name appears on the stock option agreement relating to the Eligible Option. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange.

We have filed a form of the Election Form as an exhibit to the Tender Offer Statement on Schedule TO that we filed with the SEC on August 11, 2008, which we refer to as the Schedule TO. We have delivered a copy of the Election Form to all holders of the Eligible Options.

Your Eligible Options will not be considered tendered until UBS receives the properly completed and signed Election Form. UBS must receive your properly completed and signed Election Form before 2:00 p.m., Pacific Time, on September 9, 2008. If you miss this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in this Exchange Offer. If we extend the Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended expiration of the Exchange Offer. UBS will accept delivery of the signed Election Form only by facsimile, email or by hand. You are responsible for making sure that the Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that UBS receives your Election Form before 2:00 p.m., Pacific Time, on September 9, 2008.

If you do not receive a confirmation of receipt of your Election Form from UBS via email within two business days after the date you submitted it to UBS, or if you submit your Election Form less than two business days before September 9, 2008, please contact UBS, by phone at (860) 727-1515 or by email at SH-WMUS-VMWExchange@ubs.com to confirm that UBS have received your Election Form.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to Eligible Options and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither VMware nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failing to give notice of any defects or irregularities. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion or may be required to grant because of certain changes in the terms of the Exchange Offer. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Optionholder, provided that we cannot waive the condition that our stockholders must approve this Exchange Offer at our Special Meeting of Stockholders scheduled for September 9, 2008 in order for us to complete this Exchange Offer.

Our Acceptance Constitutes an Agreement. Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”). Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between VMware and you upon the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to terminate and amend this Exchange Offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel all properly tendered Eligible Options that have not been validly withdrawn and that have an exercise price greater than the closing price of our Class A common stock on the NYSE on the Expiration Date of the Exchange Offer. We expect to grant the New Options on the trading day immediately following the date that the Exchange Offer expires. You will be required to enter into a stock option agreement governing the terms of each New Option issued to you, which we will provide following the granting of the New Options through your UBS OneSource account at www.ubs.com/onesource/vmw. For administrative processing reasons you may not be able to access your New Option agreement for several weeks following the grant date of the New Options. If the Expiration Date of the Exchange Offer is extended, then the cancellation date and the New Option date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this Exchange Offer as to some or all of your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this Exchange Offer, by following the procedure described in this Section 4. Please note that, just as you may not tender only part of an Eligible Option, you may also not withdraw your election with respect to only a portion of an Eligible Option. If you elect to withdraw a previously tendered Eligible Option, you must reject this Exchange Offer with respect to the entire Eligible Option, but need not reject this Exchange Offer with respect to any other Eligible Options.

You may withdraw your tendered Eligible Options at any time before 2:00 p.m., Pacific Time, on September 9, 2008. If we extend this Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of this Exchange Offer. We intend to accept properly tendered Eligible Options that have an exercise price greater than the closing price of our Class A common stock on the NYSE on the date that the Exchange Offer expires. The Exchange Offer is scheduled to expire on September 9, 2008.

To validly withdraw tendered Eligible Options, you must deliver to UBS (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until UBS receives your properly completed and signed Notice of Withdrawal. If you miss the deadline and remain an Eligible Optionholder of VMware, any previously tendered Eligible Options will be cancelled and exchanged pursuant to this Exchange Offer. You are responsible for making sure that the Notice of Withdrawal is delivered to UBS as indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that UBS receives your Notice of Withdrawal on time.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from UBS via e-mail within two business days after the date you submitted it to UBS, or if you submit your Notice of Withdrawal less than two business days before September 9, 2008, please contact UBS, by phone at (860) 727-1515 or by email at SH-WMUS-VMWExchange@ubs.com to confirm that UBS has received your Notice of Withdrawal.

The Notice of Withdrawal must specify the Eligible Options to be withdrawn. The Notice of Withdrawal must be signed by the Eligible Optionholder who tendered the Eligible Options to be withdrawn exactly as such Eligible Optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We have delivered a copy of the Notice of Withdrawal to all option holders who hold Eligible Options.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Date of the Exchange Offer by following the procedures described in Section 3 of this Exchange Offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

Section 5. Acceptance of Eligible Options For Exchange; Issuance of New Options.

Upon the terms and subject to the conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn following the expiration of the Exchange Offer and to issue the New Options on the trading day immediately following the date that the Exchange Offer expires. The Exchange Offer is currently scheduled to expire at 2:00 p.m., Pacific Time, on September 9, 2008. To the extent we accept Eligible Options tendered in the Exchange Offer, these Eligible Options will be cancelled and you will no longer have any rights under the tendered Eligible Options. You will be able to access your New Option agreements after we issue the New Options by logging into your UBS OnceSource account. For administrative processing reasons, you may not be able to access your New Option agreements for several weeks following the grant date of the New Options. If this Exchange Offer is extended, then the New Option grant date will be similarly extended.

Promptly after we cancel Eligible Options tendered for exchange, we will send each tendering Eligible Optionholder a “confirmation letter” indicating that we have accepted the tendered Eligible Options for exchange and the grant date of the New Options. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered Eligible Options under this Exchange Offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the Exchange Offer expires or the grant date of the New Option, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for cancellation and grant you a New Option. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date of the Exchange Offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a) the proposal to conduct this Exchange Offer is not approved by our stockholders at our Special Meeting of Stockholders scheduled for September 9, 2008;

(b) there shall have been instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Exchange Offer, the cancellation of some or all of the Eligible Options tendered for exchange, the issuance of New Options or otherwise relates in any manner to the Exchange Offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income or operations;

(c) there shall have been instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i) make it illegal for us to accept some or all of the tendered Eligible Options for exchange, or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of this Exchange Offer or otherwise relate in any manner to this Exchange Offer;

(ii) delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange or to grant New Options for some or all of the tendered Eligible Options; or

(iii) impair the contemplated benefits of the Exchange Offer to us;

(d) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(f) the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

(g) a tender or exchange offer (other than this Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been announced or publicly disclosed or we shall have learned that:

(i) any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii) any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii) any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(h) any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer;

(i) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(j) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(k) any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer; or

(l) any other change or changes occur in our business, condition (financial or other), assets, income or operations that, in our reasonable judgment, is or may be material to us.

The conditions to this Exchange Offer are for our benefit. We may assert them prior to the Expiration Date of the Exchange Offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the proposal regarding this option exchange program is not approved by our stockholders, we will terminate this Exchange Offer and we will not be able to accept any of the Eligible Options that may have been tendered. Other than the condition that we obtain stockholder approval of this Exchange Offer, we may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Date of the Exchange Offer, whether or not we waive any other condition to this Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons. Nothing in this Section 6 shall preclude you from challenging any determination we make concerning the conditions described in this Section 6 in a court of competent jurisdiction.

Section 7. Price Range of Our Class A Common Stock.

The Eligible Options give Eligible Optionholders the right to acquire shares of our Class A common stock. None of the Eligible Options are traded on any trading market. Our Class A common stock is listed on the New York Stock Exchange or “NYSE” under the symbol “VMW.”

The following table sets forth on a per-share basis the high and low sales prices for our Class A common stock on the NYSE, as applicable, since August 14, 2007, the date our Class A common stock commenced trading on the NYSE.

	High	Low
Year Ended December 31, 2008
First quarter	$86.93	$41.41
Second quarter	$72.08	$42.05

Year Ended December 31, 2007
Third quarter	$85.52	$51.50
Fourth quarter	$125.25	$71.00

As of August 7, 2008, the number of stockholders of record of our common stock was 41 and the number of outstanding shares of our Class A common stock was 88,732,516. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On August 7, 2008, the closing price for our Class A common stock as reported on the NYSE was $34.68 per share. We recommend that you obtain current market quotations for our Class A common stock, among other factors, before deciding whether or not to tender your Eligible Options.

Section 8. Source and Amount of Consideration; Terms of New Options.

Consideration. Subject to the terms of this Exchange Offer, the New Options issued in exchange for Eligible Options will be issued under the 2007 Equity and Incentive Plan. As of July 31, 2008, there were outstanding Eligible Options, held by 1,168 optionholders, to purchase an aggregate of 4,310,525 shares of our Class A common stock with a weighted-average exercise price of $70.92 per share and a weighted-average life of 5.57 years, all of which were issued under the 2007 Equity and Incentive Plan. Assuming all Eligible Options are tendered in the Exchange Offer, the maximum number of shares subject to New Options that may be issued under this Exchange Offer would be 4,310,525 shares.

Terms of New Options. Each New Option will have substantially the same terms and conditions as the Eligible Options you surrender, except that:

•

The exercise price per share for your New Option will be equal to the closing price of our Class A common stock on the NYSE on the trading day immediately following the Expiration Date of the Exchange Offer.

•	Each New Option will be subject to vesting in a manner that re-starts the full vesting period that applied to the surrendered Eligible Option to which the New Option relates.

•	Each New Option will expire on the sixth anniversary of the date of grant of the New Option or otherwise in accordance with its terms.

Our Eligible Optionholders hold Eligible Options that vest as to twenty-five percent of the underlying option shares on the first anniversary of the grant date and as to equal monthly installments of the remaining option shares over the next thirty-six months so that the option will be vested in full, assuming satisfaction of service conditions, on the fourth anniversary of the grant date. A New Option granted upon cancellation of an Eligible Option will vest as to twenty-five percent of the New Option shares on the first anniversary of the grant date of the New Options and as to equal monthly installments of the remaining New Option shares over the following thirty-six months so that the New Option will be vested in full, assuming satisfaction of service conditions, on the fourth anniversary of the grant date of the New Options.

The terms and conditions of your Eligible Options are set forth in the option agreements and the 2007 Equity and Incentive Plan under which they were granted.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF VMWARE. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTIONS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTIONS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. VMware is the leading provider of virtual infrastructure software solutions from the desktop to the datacenter. Our virtual infrastructure software solutions run on industry-standard desktops and servers and support a wide range of operating system and application environments, as well as networking and storage infrastructures.

We were incorporated as a Delaware corporation in 1998 and continued to operate in large measure as a stand-alone company following our acquisition by EMC Corporation (“EMC”) in 2004 and following our IPO of our Class A common stock in August 2007. Our principal executive offices are located at 3401 Hillview Avenue, Palo Alto, CA 94304, and our telephone number is (650) 427-5000.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, each of which is incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007. The selected consolidated statements of operations data for the six months ended June 30, 2008 and the selected consolidated balance sheet data as of June 30, 2008 are derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006
Summary of Operations:
Revenues:
License	$284,233	$204,048	$578,213	$373,605	$905,368	$491,902
Services	$171,895	$92,777	$316,090	$181,915	$420,443	$212,002

Total revenues	$456,128	$296,825	$894,303	$555,520	$1,325,811	$703,904

Operating income (1)	$61,000	$46,735	$109,391	$93,117	$235,341	$120,639

Income from continuing operations	$52,336	$34,224	$95,391	$75,304	$218,137	$85,890

Net income	$52,336	$34,224	$95,391	$75,304	$218,137	$85,890
Income from continuing operations per weighted-average share, basic, for Class A and Class B	$0.14	$0.10	$0.25	$0.23	$0.62	$0.26
Net income per weighted-average share, basic, for Class A and Class B	$0.14	$0.10	$0.25	$0.23	$0.62	$0.26

Income from continuing operations per weighted-average share, diluted, for Class A and Class B	$0.13	$0.10	$0.24	$0.23	$0.61	$0.26
Net income per weighted-average share, diluted, for Class A and Class B	$0.13	$0.10	$0.24	$0.23	$0.61	$0.26
Weighted-average shares, basic, for Class A and Class B	382,931	332,500	381,976	332,500	350,493	332,500
Weighted-average shares, diluted, for Class A and Class B	398,979	332,501	398,258	332,501	359,189	332,500

	June 30,		December 31,
	2008	2007	2007	2006
Balance Sheet Data:
Cash and cash equivalents (2)	$1,540,260	$280,096	$1,231,168	$176,134
Current assets	$2,027,839	$644,539	$1,603,334	$422,431
Noncurrent assets	$1,179,142	$777,897	$1,092,366	$723,519
Working capital (deficiency) (2)	$1,305,899	$23,037	$933,322	$(55,318)
Total assets (2)	$3,206,981	$1,422,436	$2,695,700	$1,145,950
Current liabilities	$721,940	$621,502	$670,012	$477,749
Noncurrent liabilities	$772,046	$938,561	$685,071	$899,013
Long-term obligations (3)	$450,000	$800,000	$450,000	$800,000
Stockholders’ equity (deficit) (2) (3)	$1,712,995	$(137,627)	$1,340,617	$(230,812)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006
Cash Flow Data:
Net cash provided by operating activities	$150,634	$85,631	$283,814	$190,529	$552,436	$279,863

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006
Cost of license revenues
Stock-based compensation	$276	$74	$539	$110	$558	$99
Acquisition-related intangible amortization	2,294	5,215	4,604	10,430	21,172	21,840
Capitalized software development costs amortization	14,269	8,730	29,139	16,717	36,407	22,299
Cost of services revenues
Stock-based compensation	3,795	919	7,056	1,413	6,070	2,384

Research and development
Stock-based compensation not capitalized	19,479	8,252	40,576	14,644	42,934	26,342
Total capitalized software development costs	(14,817)	(4,402)	(19,853)	(12,001)	(56,840)	(43,012)
Stock-based compensation included in total capitalized software development costs above	3,046	530	3,919	1,457	9,105	10,489
Sales and marketing
Stock-based compensation	11,699	4,240	23,000	7,184	26,288	12,020
Acquisition-related intangible amortization	897	581	1,791	1,158	2,597	2,188
General and administrative
Stock-based compensation	6,823	2,488	13,062	4,266	16,556	10,381
Acquisition-related intangible amortization	647	492	1,294	985	1,972	1,494

(1)

In evaluating our results, we focus on operating income excluding stock-based compensation, amortization of intangible assets, the write-off of in-process research and development, and the net effect of the amortization and capitalization of software development costs incurred in the research and development of new software products. Operating income in the table above includes stock-based compensation, acquisition-related intangible amortization and capitalized software development costs amortization, and excludes capitalized software development costs, as indicated in the table below.

(2)

In August 2007, VMware completed its IPO in which VMware sold 37,950,000 shares (including 4,950,000 shares pursuant to the underwriters’ full exercise of their over-allotment option) of its Class A common stock at a price to the public of $29.00 per share. The net proceeds to VMware were $1,035.2 million. Subsequent to receiving the proceeds, VMware purchased its new headquarters facilities from EMC for $132.6 million, which is equal to the cost expended by EMC through the date of purchase. VMware also repaid $350.0 million of principal on the note payable to EMC. Also in August 2007, VMware sold 9.5 million shares of its Class A common stock to Intel Capital at $23.00 per share. The net proceeds to VMware from that transaction were $218.3 million. See Note J to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for additional information.

(3)

In April 2007, VMware declared an $800.0 million dividend to EMC paid in the form of a note. This dividend was given retroactive effect as of December 31, 2006. Subsequent to receiving the proceeds from the IPO in August 2007, VMware repaid $350.0 million of principal on the note. See Note F to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 for additional information.

Book Value per Share. Our book value per share of common stock (for Class A and Class B) as of our most recent balance sheet dated June 30, 2008 was $4.42, based on the aggregate outstanding shares of our common stock as of June 30, 2008.

Ratio of Earnings to Fixed Charges.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2008	2007	2007	2006
Ratio of Earnings to Fixed Charges	18.4	5.2	12.8	10.2	10.0	256.8

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our executive officers and members of our Board of Directors are not eligible to exchange their stock options in this Exchange Offer. As of July 31, 2008, our current executive officers and directors (12 persons) as a group beneficially owned outstanding options to purchase an aggregate of 937,985 shares of our Class A common stock, which represented approximately 2.2% of the shares subject to all options outstanding as of that date.

The following table sets forth the beneficial ownership of each of our current executive officers and directors of options to purchase our Class A common stock as of July 31, 2008. Except as otherwise indicated, the business address of each of the persons set forth below is c/o VMware, Inc., 3401 Hillview Avenue, Palo Alto, California 94304. The business telephone number of each director and executive officer is (650) 427-5000.

Name	Title	Number of Current Options	Percentage of Total Outstanding Stock Options*
Michael W. Brown	Director	6,000	0.01%
John R. Egan	Director	6,000	0.01%
Carl M. Eschenbach	Executive Vice President of Worldwide Field Operations	351,985	0.82%
Rashmi Garde	Vice President and General Counsel	200,000	0.46%
David I. Goulden	Director	0	0%
Renee J. James	Director	0	0%
Paul Maritz(1)	President, Chief Executive Officer and Director	0	0%
Mark S. Peek	Chief Financial Officer	250,000	0.58%
Dennis D. Powell	Director	18,000	0.04%
Dev R. (Richard) Sarwal	Executive Vice President of Research and Development	100,000	0.23%
David N. Strohm	Director	6,000	0.01%
Joseph M. Tucci	Chairman of the Board of Directors	0	0%

*	Based upon a total number of 43,183,473 shares of our Class A common stock underlying options held by employees, consultants, executive officers and directors as of the close of business on July 31, 2008.

(1)	On July 8, 2008, VMware issued a press release announcing the departure of Diane Greene as President and Chief Executive Officer of VMware and the appointment of Paul Maritz as the new President and Chief Executive Officer of VMware, effective July 7, 2008. VMware’s Board of Directors also appointed Mr. Maritz to the Board as a Group I Class III director, effective July 7, 2008.

Prior to August 17, 2007, the closing date of our IPO, we operated as a wholly-owned subsidiary of EMC. EMC continues to be our majority stockholder and we are considered a “controlled company” under the rules of the NYSE. EMC has the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all our directors. In addition, until the first date on which EMC or its successor-in-interest ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC as the holder of our Class B common stock or its successor-in-interest will be required for us to authorize a number of significant actions. The business address of EMC is 176 South Street, Hopkinton, Massachusetts 01748 and its business telephone number is (508) 435-1000.

Four members of our Board of Directors—Joseph M. Tucci, Michael W. Brown, John R. Egan and David N. Strohm—also serve as members of the Board of Directors of EMC. Mr. Tucci, the chairman of our Board of Directors, is also the Chairman, Chief Executive Officer and President of EMC. Additionally, a fifth member of our Board of Directors, David I. Goulden, is the Executive Vice President and Chief Financial Officer of EMC. Neither EMC nor any of the executive officers and directors of EMC, other than Michael W. Brown, John R. Egan and David N. Strohm, holds any options to purchase our Class A common stock as of July 31, 2008. The VMware stock options held by Messrs. Brown, Egan and Strohm are set forth in the above table.

During the 60 days before the commencement of this Exchange Offer, Mr. Eschenbach exercised an option with an exercise price of $23 per share for 25,000 shares of our Class A common stock on July 24, 2008, 25,000 shares of our Class A common stock on July 28, 2008 and 20,000 shares of our Class A common stock on August 6, 2008. Neither we, nor, to the best of our knowledge and based on transactions that have been publicly reported, any of our executive officers or directors, any affiliates of ours, EMC, nor any of EMC’s executive officers or directors, were engaged in any other transactions involving options to purchase our Class A common stock during the 60 days before the commencement of this Exchange Offer.

Our Relationship with EMC Corporation

Overview

We operated as a wholly owned subsidiary of EMC from January 2004 to August 17, 2007, the closing date of our IPO. As a result, in the ordinary course of our business, we have received various services provided by EMC, including tax, accounting, treasury, legal and human resources services. Our financial statements include allocations to us of EMC’s costs related to these services.

When we were acquired by EMC, in view of the potential overlap between our business and that of EMC, we and EMC agreed to conduct our businesses pursuant to certain rules of engagement we and EMC adopted at that time. Our “Rules of Engagement with Storage, Server and Infrastructure Software Vendors” which are made available to our partners, outline product development, qualification and sales guidelines that we and EMC follow with partners who also have products that directly compete with EMC products. These rules of engagement remain in effect and may be amended from time to time by our Board of Directors.

In April 2007, we declared an $800 million dividend to EMC in the form of a note. The note matures in April 2012 and bears an interest rate of the 90-day LIBOR plus 55 basis points (3.24% as of June 30, 2008), with interest payable quarterly in arrears, commencing June 30, 2007. We may repay the note, without penalty, at any time commencing July 2007. In August 2007, we used a portion of the net proceeds from our IPO of Class A common stock to repay to EMC $350 million of this note payable.

Subsequent to our IPO, we continue to be a majority-owned and controlled subsidiary of EMC, our results of operations and financial position are consolidated in EMC’s financial statements, we continue to receive various administrative services from EMC, we receive support services and staff employees managed by our personnel from EMC subsidiaries in geographic areas where we have not established our own subsidiaries, we have entered into agreements regarding EMC’s and our intellectual property and real estate and we and EMC sell goods and services as vendors to one another.

EMC as our Controlling Stockholder

As of August 7, 2008, EMC owned approximately 84% of our common stock (approximately 30% of our Class A common stock and 100% of our Class B common stock) and controlled approximately 98% of the combined voting power of our common stock. For as long as EMC or its successor-in-interest continues to control more than 50% of the combined voting power of our common stock, EMC or its successor-in-interest will be able to direct the election of all the members of our Board of Directors and exercise control over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, EMC or its successor-in-interest will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to EMC or its successor-in-interest.

Certain of EMC’s rights as our majority stockholder arise from being the sole holder of our Class B common stock which has certain voting rights greater than the voting rights of our Class A common stock. Holders of our Class B common stock are entitled to 10 votes per share of Class B common stock on all matters except for the election of our Group II directors, in which case they are entitled to one vote per share, whereas holders of our Class A common stock are entitled to one vote per share of Class A common stock. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of directors on our Board of Directors that we would have if there were no vacancies on our Board of Directors at the time. These are our Group I directors. The holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect our remaining directors, which at no time will be less than one director—our Group II director(s). Accordingly, the holders of our Class B common stock currently are entitled to elect directors for eight of the nine seats on our Board. If EMC transfers shares of our Class B common stock to any party other than a successor-in-interest or a subsidiary of EMC (other than in a distribution to its stockholders under Section 355 of the Code, or in transfers following such a distribution), those shares will automatically convert into Class A common stock. For so long as EMC or its successor-in-interest beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, EMC will be able to elect all of the members of our Board of Directors.

Our certificate of incorporation also contains provisions that require that as long as EMC beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of EMC (or its successor-in-interest) as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:

•	consolidate or merge with any other entity;

•	acquire the stock or assets of another entity in excess of $100 million;

•	issue any stock or securities except to our subsidiaries or pursuant to our employee benefit plans;

•	establish the aggregate annual amount of shares we may issue in equity awards;

•	dissolve, liquidate or wind us up;

•	declare dividends on our stock;

•	enter into any exclusive or exclusionary arrangement with a third party involving, in whole or in part, products or services that are similar to EMC’s; and

•	amend, terminate or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws.

Beneficial ownership of at least 80% of the total voting power and value of our outstanding common stock is required in order for EMC to continue to include us in its consolidated group for federal income tax purposes, and beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for EMC to effect a tax-free spin-off of us or certain other tax-free transactions. We have been included in EMC’s consolidated group for U.S. federal income tax purposes. We have agreed that for so long as EMC or its successor-in-interest continues to own greater than 50% of the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude EMC’s or its successor-in-interest’s ability to undertake a tax-free spin-off.

In order to address potential conflicts of interest between us and EMC with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve EMC and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with EMC. In general, these provisions recognize that, subject to the limitations related to our technology and product development and marketing activities, we and EMC may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of EMC serving as our directors.

Our certificate of incorporation provides that, subject to the limitations related to our technology and product development and marketing activities, EMC will have no duty to refrain from:

•	engaging in the same or similar business activities or lines of business as us;

•	doing business with any of our clients or customers; or

•	employing or otherwise engaging any of our officers or employees.

Our certificate of incorporation provides that if EMC acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and EMC, EMC will have no duty to communicate or present such corporate opportunity to us and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. EMC will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that EMC acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

If one of our directors or officers who is also a director or officer of EMC learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC and which may be properly pursued by us pursuant to the limitations related to our technology and product development and marketing activities, our certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:

•

where an opportunity is offered to a VMware director (but not an officer) who is also a director or officer of EMC, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware director;

•

where an opportunity is offered to a VMware officer who is also an EMC officer, VMware will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a VMware officer;

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where an opportunity is offered to a VMware officer who is also a director (but not an officer) of EMC, VMware will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an EMC director; and

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where one of our officers or directors, who also serves as a director or officer of EMC, learns of a potential transaction or matter that may be a corporate opportunity for both us and EMC in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that EMC pursues or acquires that corporate opportunity for itself.

The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and EMC.

For purposes of our certificate of incorporation, “corporate opportunities” are limited to business opportunities permitted by the provisions related to our technology and product development and marketing activities and, subject to this limitation, include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of EMC or its officers or directors will be brought into conflict with our self-interest.

The corporate opportunity provisions in our certificate of incorporation will continue in effect until the later of (1) EMC or its successor-in-interest ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no VMware officer or director is also an officer or director of EMC or its successor-in-interest. The vote of at least 80% of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.

Master Transaction Agreement.

At the time of our IPO, we and EMC entered into a master transaction agreement that, among other things, provides EMC with certain rights relating to VMware securities. We entered into the master transaction agreement with EMC in the context of our relationship with EMC as our parent and controlling stockholder. The prices and other terms of these agreements were designed to be consistent with the requirements of Section 482 of the Code and related U.S. Treasury Regulations with respect to transactions between related parties.

Master Transaction Agreement

The master transaction agreement contains key provisions relating to our ongoing relationship with EMC. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is five years after the first date on which EMC ceases to own shares representing at least 20% of our common stock. The provisions of the master transaction agreement related to our cooperation with EMC in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to confidential information and indemnification by us and EMC will survive indefinitely.

Registration Rights. Pursuant to the master transaction agreement, at the request of EMC, we will use our reasonable best efforts to register shares of our common stock that are held or subsequently acquired by EMC for public sale under the 1933 Securities Exchange Act, as amended (the “Securities Act”). EMC may request up to two registrations in any calendar year. We also provide EMC with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which EMC may request its shares be included.

EMC may not transfer its registration rights other than to an affiliate. EMC’s registration rights will terminate on the earlier of the date on which EMC has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by EMC may be sold without restriction pursuant to Rule 144(k) of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by EMC, except that EMC will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

Future Distributions. Additionally, we have agreed to cooperate, at our expense, with EMC to accomplish a distribution by EMC of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. EMC will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, EMC may decide to abandon the distribution, or may modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

Anti-Dilution Option. Pursuant to the master transaction agreement, we have granted EMC a continuing right to purchase from us shares of Class A common stock and Class B common stock at fair market value as determined in accordance with the agreement in order to maintain EMC’s respective percentage ownership interests in our Class A common stock and Class B common stock following our IPO. This option may not be exercised by EMC in connection with any issuance by us of any shares pursuant to any stock option or other executive or employee compensation plan, except where such issuance would cause EMC’s percentage ownership of common stock to fall below 80.1%.

Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including those set forth above as requiring approval under our certificate of incorporation.

Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical VMware business and operations, and generally will place on EMC the financial responsibility for liabilities associated with all of EMC’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and EMC each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to the general indemnification obligations described above relating to the current and historical VMware and EMC businesses and operations, we and EMC have agreed to cross-indemnify each other against liabilities arising from any misstatements or omissions in one another’s SEC filings and from information each of us provides to the other specifically for inclusion in the other party’s annual or quarterly reports, but only to the extent that the information pertains to the party providing the information or its business or to the extent the party filing the SEC report provides the party supplying the information with prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of party filing the report.

Accounting Matters; Legal Policies. Under the master transaction agreement, we agreed to use our reasonable best efforts to use the same independent certified public accounts selected by EMC and to maintain the same fiscal year as EMC until such time as EMC is no longer required to consolidate our results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied). We also agreed to use our reasonable best efforts to complete our audit and provide EMC with all financial and other information on a timely basis such that EMC may meet its deadlines for its filing annual and quarterly financial statements.

Agreements with Intel Corporation Relating to VMware Securities

On August 22, 2007, we issued 9.5 million shares of Class A common stock to Intel Capital Corporation, the global investment arm of Intel, pursuant to a Class A Common Stock Purchase Agreement entered into as of July 9, 2007 between Intel Capital and

VMware, at a price of $23.00 per share for an aggregate purchase price of $218.5 million. In connection with Intel’s investment, we agreed to the appointment to our Board of Directors of an Intel executive acceptable to our Board. Renee James, the Vice President and General Manager, Software and Solutions Group of Intel, was appointed to our Board of Directors in September 2007 pursuant to this agreement.

As of August 7, 2008, Intel’s investment represented 10.7% of our Class A common stock, approximately 2.4% of our total outstanding common stock and less than 1% of our total voting power.

Pursuant to Intel Capital’s investment in our Class A common stock, we entered into an investor rights agreement with Intel Capital that provides Intel Capital with certain rights, including the following:

•	demand registration rights, pursuant to which Intel Capital has the right to effect one demand registration of our Class A common stock held by them at the time of such demand;

•	“piggy-back” registration rights with respect to our Class A common stock, subject to standard cutback provisions imposed by underwriters; and

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the right to demand that we effect a registration with respect to all or a part of their securities upon us becoming eligible to file on Form S-3, subject to standard cutback provisions imposed by underwriters.

The investor rights agreement also restricts Intel Capital’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the Intel stock purchase agreement until one year from the date of purchase.

The investor rights agreement obligates us to pay for the costs and expenses of registration other than underwriting discounts. The investor rights agreement also provides that Intel’s representative on our Board of Directors shall have no duty or obligation to present any corporate opportunity to us, unless the opportunity is expressly presented to such Board of Directors member in his or her capacity as a director or he or she otherwise first acquires knowledge of the opportunity in the course of his or her activities as a member of our Board of Directors.

Agreements with Cisco Systems, Inc. Relating to VMware Securities

On July 26, 2007, we were party to a stock purchase agreement with Cisco Systems, Inc. and EMC, pursuant to which Cisco agreed to purchase 6.0 million shares of VMware Class A common stock from EMC at a price of $25.00 per share for an aggregate purchase price of $150.0 million. The purchase closed on August 23, 2007. We did not receive any proceeds from this transaction. In connection with Cisco’s stock purchase, we agreed to consider the appointment to our Board of Directors of a Cisco executive acceptable to our Board of Directors. Dennis Powell, then the Executive Vice President and Chief Financial Officer of Cisco, was proposed by Cisco as a potential director pursuant to this arrangement between Cisco and VMware, and was subsequently appointed to our Board in November 2007. Mr. Powell has since retired from his position as Cisco’s Executive Vice President and Chief Financial Officer effective February 15, 2008, but continues to be employed by Cisco as an Executive Advisor on an at-will basis on a reduced schedule.

As of August 7, 2008, Cisco’s stock purchase represented 6.8% of our Class A common stock, approximately 1.5% of our total outstanding common stock and less than 1% of our total voting power.

Pursuant to Cisco’s purchase of Class A common stock from EMC, we also entered into an investor rights agreement with Cisco that provides Cisco with certain rights, including the following rights:

•	demand registration rights, pursuant to which Cisco has the right to effect one demand registration of our Class A common stock held by them at the time of such demand;

•	“piggy-back” registration rights with respect to our Class A common stock, subject to standard cutback provisions imposed by underwriters; and

•

the right to demand that we effect a registration with respect to all or a part of their securities upon us becoming eligible to file on Form S-3, subject to standard cutback provisions imposed by underwriters.

The investor rights agreement also restricts Cisco’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the Cisco stock purchase agreement until one year from the date of purchase.

The investor rights agreement obligates us to pay for the costs and expenses of registration other than underwriting discounts.

Employment Agreements with Executive Officers

We typically provide employment offer letters to each of our employees, including our executive officers, upon commencement of employment with us that establish the employee’s starting base salary and initial bonus and equity award eligibility. In addition to those terms, we have agreed to certain additional arrangements with certain of our executive officers:

Mark Peek – We entered into a letter agreement with Mr. Peek that provides for full acceleration of vesting of all unvested restricted stock units representing the right to receive shares of our Class A common stock (“RSUs”) that were granted to him in connection with his hiring in connection with involuntary termination of his employment following a change in control or if he terminates his employment due to certain reductions in his duties following a change in control.

Dev R. (Richard) Sarwal – In November 2007, Mr. Sarwal accepted our offer letter to join us as our Executive Vice President, Research and Development at an annual base salary of $550,000 and with an annual bonus target of 50% of annual base salary under the Bonus Program. We also granted Mr. Sarwal options to purchase 100,000 shares of our Class A common stock, subject to the usual vesting schedule under the 2007 Equity and Incentive Plan, and 125,000 RSUs, vesting in equal annual installments of 25% per year. As part of our inducement for Mr. Sarwal to accept our offer, we also granted Mr. Sarwal the right to receive an annual cash top-up payment in the event that the cumulative taxable income realized upon vesting of his RSUs on each of the first, second, third and fourth anniversaries of the grant date totals less than $1,250,000, for each year of service.

Additionally, in the event of a “change in control” transaction where Mr. Sarwal’s employment is terminated without “cause” or he terminates employment with us for “good reason,” then all of his unvested stock options and RSUs will automatically vest. Further, during his first two years of employment with us, if we terminate Mr. Sarwal’s employment without “cause” or he resigns for “good reason,” then 50% of the RSUs granted to him in connection with his hiring, less any RSUs that have already vested, will become immediately vested.

Indemnification of Directors and Officers

We have entered into agreements to indemnify our directors and executive officers. We will indemnify our directors and executive officers out of the assets of the company, to the fullest extent permitted by law, against all losses resulting from acts done or omitted to be done in connection with the execution of their duties as directors or officers, to the extent such indemnification is permitted by law. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Our certificate of incorporation and our bylaws contain provisions that limit the liability of our directors.

Employee Stock Purchase Plan

On June 5, 2007, our Board of Directors adopted an employee stock purchase plan that is intended to be qualified under Section 423 of the Code. A total of 6,400,000 shares of our Class A shares was reserved for issuance under the plan. Under the plan, our employees will be able to purchase shares at the lower of 85% of the fair market value of the stock at the time of grant or 85% of the fair market value at the time of exercise. Options to purchase shares were granted under our employee stock purchase plan on the date our initial public offering was consummated and were exercisable on December 31, 2007. Thereafter, options to purchase shares have been and will be granted twice yearly, on or about January 1 and July 1, and have been and will be exercisable on or about the succeeding June 30 or December 31.

Exchanged Equity Awards

Between our acquisition by EMC in 2004 and our IPO in August 2007, we operated as a wholly-owned subsidiary of EMC and EMC issued stock options and restricted stock awards to our employees under its 2003 Stock Plan. In June 2007, we adopted our 2007 Equity and Incentive Plan pursuant to which we may grant equity awards for shares of our Class A common stock. In connection with our IPO, we offered our employees the opportunity to exchange their outstanding EMC equity awards for VMware equity awards issued under our 2007 Equity and Incentive Plan. The exchange closed in August 2007.

Accordingly, certain of our employees, who elected to exchange certain of their EMC equity awards for VMware equity awards, hold equity awards for shares of VMware Class A common stock that are subject to the initial terms and conditions of the EMC awards for which they were exchanged. Shares subject to exchanged awards that were unvested on the effective date of the exchange continue to vest according to their original vesting schedule.

Except as otherwise described in this Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under the 2007 Equity and Incentive Plan, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible Options that we accept for exchange and acquire pursuant to this Exchange Offer will be cancelled following the expiration of the Exchange Offer and the shares of common stock underlying such grants will be allocated to the New Options to be issued in exchange for such Eligible Options.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), in addition to the remaining unamortized expense for the Eligible Options, we will recognize the incremental compensation cost of the stock options granted in the Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the New Options to employees in exchange for surrendered Eligible Options, over the fair value of the Eligible Options surrendered in exchange for the New Options. The fair value of New Options will be measured as of the date they are granted and the fair value of the Eligible Options surrendered will be measured immediately prior to the cancellation. The sum of the remaining unamortized expense for the Eligible Options and the incremental compensation cost for the New Options will be recognized in compensation expense ratably over the vesting period of the New Options. As would be the case with Eligible Options, in the event that any of the New Options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited New Options will not be recorded.

The total compensation cost of the Exchange Offer will vary in accordance with the fair market value of our stock on the grant date. For instance, presuming full participation in the Exchange Offer, if the fair market value of our stock on the grant date is $35.00 per share, the total additional incremental compensation cost of the program would be approximately $26 million. If the fair market value of our stock on the grant date is, instead, $40.00 per share, the total incremental compensation cost of the program would be approximately $25 million. The Exchange Offer, as well as our expected use of shares under our existing programs, will have an effect of less than 1% of diluted shares outstanding for the third and fourth quarters of fiscal 2008.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of the charge that would result from this Exchange Offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for tendered Eligible Options would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of Eligible Options under the Exchange Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Exchange Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

If you exchange Eligible Options for New Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

At the grant date of the New Options, you will not be required to recognize additional income for federal income tax purposes. The New Options will be non-qualified stock options.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Exchange Offer.

U.S. Federal Income Tax Consequences of Non-Qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified stock option by an Eligible Optionholder who has been employed by us. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Date no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled Expiration Date of the Exchange Offer. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to Eligible Optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if the proposal regarding this option exchange program is not approved by our stockholders at our Special Meeting of Stockholders scheduled for September 9, 2008, we will terminate this Exchange Offer and we will not be able to accept any of the Eligible Options that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the Exchange Offer open for at least 10 business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the Eligible Options; or

(b)	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, but not limited to, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Section 16. Additional Information.

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this Exchange Offer is a part. This Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 29, 2008;

(b)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 9, 2008;

(c)	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the SEC on August 8, 2008;

(d)	our definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on April 1, 2008;

(e)	our definitive Proxy Statement for our special meeting of stockholders, filed with the SEC on August 11, 2008;

(f)	our Current Report on Form 8-K, filed with the SEC on July 10, 2008; and

(g)	the description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 27, 2007, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.vmware.com. Information contained on our website is not part of this Exchange Offer.

We will also provide without charge to each person to whom we deliver a copy of this Exchange Offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, to:

VMware, Inc.

Attention: Investor Relations Department

3401 Hillview Avenue

Palo Alto, CA 94304

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

This Exchange Offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

VMware, Inc.

August 11, 2008